EXHIBIT 23(d)(2)(8)(b)

                               SECOND AMENDMENT TO
                              SUBADVISORY AGREEMENT
                          THE PHOENIX EDGE SERIES FUND



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                               SECOND AMENDMENT TO
                              SUBADVISORY AGREEMENT
                          THE PHOENIX EDGE SERIES FUND

         THIS SECOND AMENDMENT, made as of this 3rd day of December, 2004 ("Second Amendment"), amends that Subadvisory Agreement dated September 7, 2001 as amended November 29, 2004, by and between A I M Capital Management, Inc., a Texas corporation having a place of business located at 11 Greenway Plaza, 23rd Floor, Houston, Texas 77046 ("Subadviser"), and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut 06102-5056 ("Adviser").

                              W I T N E S S E T H:

         WHEREAS, Adviser and Subadviser are parties to that certain Subadvisory Agreement dated September 7, 2001, as amended November 29, 2004 (the "Agreement"), pursuant to which Subadviser furnishes portfolio management services for the Phoenix-AIM Growth Series and the Phoenix-AIM Mid-Cap Equity Series, both of The Phoenix Edge Series Fund (the "Fund");

         WHEREAS, the parties mutually desire to amend the Agreement and agree that this amendment will be effective as of December 3, 2004; and

         WHEREAS, at a meeting held on May 11, 2004, the trustees of the Fund, including the independent trustees, unanimously approved an Agreement and Plan of Reorganization that would effect the reorganization of the Phoenix-AIM Mid-Cap Equity Series into the AIM V.I. Mid-Cap Core Equity Fund, a series of the AIM Variable Insurance Fund. At a Special Meeting of Shareholders held on December 1, 2004, the requisite majority of the affected Contractowners and Policyowners of Phoenix Life Insurance Company and its affiliated insurance companies (collectively, "Phoenix") and their separate accounts approved the Agreement and Plan of Reorganization. Accordingly, on December 3, 2004, all of the assets and liabilities of the Phoenix-AIM Mid-Cap Equity Series were transferred to the AIM V.I. Mid-Cap Core Equity Fund in exchange for Series I shares of the AIM V.I. Mid-Cap Core Equity Fund and the assumption by the AIM V.I. Mid-Cap Core Equity Fund of all known liabilities of the Phoenix-AIM Mid-Cap Equity Series.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby mutually agree to amend the Agreement as follows:

         1. Schedule C of the Agreement is hereby deleted, and replacement Schedule C attached hereto and made a part hereof is hereby substituted in lieu thereof.

         2. All references to Schedule C in section 7 of the Agreement are to attached replacement Schedule C.

         3. All references to the term "Series" is hereby amended to mean "Phoenix-AIM Growth Series."
         4. Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.


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         IN WITNESS WHEREOF, the undersigned have hereunto set their respective hands and seals as of the day and year first above written.

A I M CAPITAL MANAGEMENT, INC.                 PHOENIX VARIABLE ADVISORS, INC.

By:      /s/ Benjamin A. Hock, Jr.             By:      /s/ John H. Beers
         ---------------------------                    -----------------
         Name: Benjamin A. Hock, Jr.                    Name:  John H. Beers
         Title:  Managing Director                      Title:   Vice President


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                                   SCHEDULE C
                                   ----------

                          DATED AS OF DECEMBER 3, 2004

                                 SUBADVISORY FEE

                 Phoenix-AIM Growth Series (previously known as
                   Phoenix-MFS Investors Growth Stock Series)
                   ------------------------------------------

For services provided to the Fund pursuant to paragraph 3 hereof, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rates stated below, commencing on November 29, 2004:

             Rate(s)              Breakpoint based on average
             -------              daily net assets of the Series
                                  ------------------------------

             0.400%               for the first $500 million
             0.375%               for the next $400 million
             0.350%               for the next $600 million
             0.250%               for excess over $1.5 billion

The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Series shall be valued as set forth in the then current registration statement of the Fund.


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